Exhibit 99.1

Filed by The Williams Companies, Inc.

Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 13e-4(c) under the Securities Act of 1934

Subject Company: The Williams Companies, Inc.

Commission File No. 001 — 04174

The Williams Companies, Inc.

Registration Statement on Form S-4
Registration No. 333-119077

The following press release was issued on September 17, 2004 by The Williams Companies, Inc.:

NewsRelease		(Williams Logo)

NYSE: WMB

Date:	Sept. 17, 2004

Williams Commences Exchange Offer For FELINE PACS
Exchange Designed to Reduce Company’s Debt

TULSA, Okla. – Williams (NYSE:WMB) today commenced an offer to exchange up to 43.9 million of its FELINE PACS (NYSE:WMB PrI) in the form of Income PACS to reduce overall debt.

Williams is offering to exchange one (1.0000) share of Williams common stock plus $1.47 in cash for each validly tendered and accepted Income PACS.

The exchange offer for the Income PACS will expire at 5 p.m. Eastern on Oct. 18, 2004, unless extended by Williams. Tendered Income PACS may be withdrawn at any time prior to the expiration date.

Williams originally issued 44 million FELINE PACS units in January 2002, raising approximately $1.1 billion cash. Each unit consists of a forward purchase contract obligating the holder to purchase Williams common stock and a Williams note owned by the holder but pledged to Williams to secure the holder’s obligations under the purchase contract.

The terms and conditions of the exchange offer are described in the exchange offer documents dated Sept. 17, 2004. The completion of the exchange offer is subject to conditions described in the exchange offer documents, which include, among other conditions, the effectiveness of the registration statement relating to the exchange offer that was filed today with the SEC and the continued listing on the New York Stock Exchange of the Income PACS that remain outstanding after the exchange offer. The exchange offer may require proration of tendered Income PACS.

Subject to applicable law, Williams may waive certain other conditions applicable to the exchange offer or extend, terminate or otherwise amend the exchange offer.

The Williams common stock being offered in the exchange may not be sold nor may offers to exchange be accepted prior to the time that the registration statement related to the exchange offer becomes effective.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Williams common stock in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as lead dealer manager. Citigroup Global Markets Inc. and Banc of America Securities LLC are the co-dealer managers. D.F. King & Co., Inc. is the information agent. JPMorgan Chase Bank is the exchange agent for the offer.

Copies of the registration statement, exchange offer prospectus, letter of transmittal and other materials related to the exchange offer may be obtained at no charge from the information agent at (800) 848-2998 or from the Securities and Exchange Commission at www.sec.gov.

Additional information concerning the terms of the exchange offer, including all questions relating to the mechanics of the offer, may be obtained by contacting the information agent at (800) 848-2998 or Merrill Lynch at (888) 654-8637.

The materials related to the exchange offer contain important information that should be read carefully before any decision is made with respect to the exchange offer.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan

Williams (media relations)

(918) 573-6932

Travis Campbell

Williams (investor relations)

(918) 573-2944

Richard George

Williams (investor relations)

(918) 573-3679

Courtney Baugher

Williams (investor relations)

(918) 573-5768

# # #

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.